UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Harte-Hanks, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person Filing Proxy Statement, if other than Registrant)

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HARTE-HANKS, INC.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2003

As a stockholder of Harte-Hanks, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 200 Concord Plaza Drive, First Floor, San Antonio, Texas 78216, on Tuesday, May 6, 2003, at 10:00 a.m. local time, for the following purposes:

1.	To elect three Class I directors, each for a three-year term; and,

2.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, assure your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet, or by signing, dating and mailing the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States.

By Order of the Board of Directors

DEAN H. BLYTHE

Vice President, Legal and Secretary

San Antonio, Texas

March 28, 2003

YOUR VOTE IS IMPORTANT.

PLEASE VOTE BY TELEPHONE, BY INTERNET OR EXECUTE AND RETURN

PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

HARTE-HANKS, INC.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2003

This Proxy Statement is furnished to stockholders of Harte-Hanks, Inc. (“Harte-Hanks” or the “Company”) for use at the 2003 Annual Meeting of Stockholders to be held on Tuesday, May 6, 2003 at 10:00 a.m. at 200 Concord Plaza Drive, First Floor, San Antonio, Texas 78216 and for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder voting by phone, by Internet or by executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the secretary of the Company in writing, executing a subsequent proxy or attending the meeting and voting in person. Unless a contrary choice is so indicated, all votes sent via telephone or the Internet or all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 14, 2003. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 28, 2003.

VOTING PROCEDURES

The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 14, 2003 (the “Record Date”), to vote in the election of Class I directors, as further described in this Proxy Statement. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class I Directors; (ii) to vote for or against any other proposal to be considered at the Annual Meeting; or, (iii) to abstain from voting on any proposal other than election of Class I directors if the stockholder chooses to do so. The election of Class I directors will be decided by a plurality of the votes cast. Any other matters properly brought before the meeting will be determined by a majority of the votes cast, except as otherwise required by law or applicable stock exchange rules.

The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee.

Brokers who hold shares in “street name” for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters (so called “broker non-votes”). Accordingly, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote the shares with respect to the approval of such non-routine matters. With respect to the election of directors and other routine matters, a broker will have discretionary authority to vote the common shares if the beneficial owner has not given instructions. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

If you are not voting by telephone or the Internet, stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder’s instructions. The proxies for the stockholders are Larry Franklin and Houston H. Harte.

If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted FOR the election of the three nominees for Class I director, and at the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment.

The total outstanding capital stock of the Company as of March 14, 2003 consisted of 90,001,387 shares of common stock (the “Common Stock”). Each share of Common Stock is entitled to one vote.

The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone, Internet or fax. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

MATTERS TO BE BROUGHT BEFORE THE MEETING

Election of Class I Directors

The current number of members of the Board of Directors is eight. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company’s three Class I directors will expire at the Annual Meeting. The Class I directors elected in 2003 will serve for a term of three years, which expires at the Annual Meeting of Stockholders in 2006 or when their successors are elected and qualified. The election of directors will be decided by a plurality of the votes cast.

The nominees for Class I directors are David L. Copeland, Peter T. Flawn and Christopher M. Harte. Each nominee is a member of the present Board of Directors. The Board believes that each nominee will be available and able to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

Information with respect to the nominees is set forth in the section of this Proxy Statement entitled “Management — Directors and Executive Officers.”

THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 1, 2003, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Common Stock. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Larry Franklin (2)	14,362,943	15.8%
Houston H. Harte	12,781,450	14.2%
David L. Copeland (3)	11,261,686	12.5%
Shelton Family Foundation	5,785,000	6.4%
David L. Sinak (4)	4,866,091	5.4%
Ariel Capital Management, Inc. (5)	4,643,005	5.1%
Christopher M. Harte (6)	1,964,732	2.2%
Richard M. Hochhauser (7)	1,223,255	1.3%
Peter E. Gorman (8)	261,465	*
Jacques D. Kerrest (9)	340,914	*
Charles R. Dall’Acqua (10)	83,337	*
Gary J. Skidmore (11)	170,639	*
William K. Gayden	33,889	*
Dr. Peter T. Flawn	15,702	*
James L. Johnson	6,282	*
All Executive Officers and Directors as a Group (15 persons) (12)	32,645,799	35.1%

*	Less than 1%.
(1)	The address of David L. Sinak is c/o Gibson, Dunn & Crutcher, LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201. The address of the Shelton Family Foundation is 273 Walnut Street, Abilene, Texas 79601. The address of each other beneficial owner is c/o Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216. The address of Ariel Capital Management, Inc. is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(2)	Includes 845,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 4,133,358 shares owned by seven trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power and to which he disclaims beneficial ownership; 150,000 shares held in trust for his children; 5,785,000 shares owned by the Shelton Family Foundation of which he is one of six directors and to which he disclaims beneficial ownership; and, 73,615 shares owned by the Franklin Family Foundation of which he is one of four directors and to which he disclaims beneficial ownership.

(3)	Includes 23,400 shares held as custodian for his children; 10,000 shares held as custodian for unrelated minors; 5,178,401 shares that are owned by 29 trusts for which Mr. Copeland serves as trustee or co-trustee and to which he disclaims beneficial ownership; 200,500 shares held by a limited partnership of which he is an officer of the general partner but in which shares he has no pecuniary interest and to which shares he disclaims beneficial ownership; and, 5,785,000 shares owned by the Shelton Family Foundation, of which he is one of six directors and to which he disclaims beneficial ownership.

(4)	Represents shares owned by 13 trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power and to which he disclaims beneficial ownership.

(5)	Represents shares held by investment advisory clients of Ariel Capital Management, Inc. (“ACM”), no one of which to the knowledge of ACM owns more than 5% of the class. Includes 3,277,408 shares to which ACM has sole voting power and 4,579,650 shares to which ACM has sole dispositive power. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the Securities and Exchange Commission on January 8, 2003.

(6)	Includes 300 shares held as custodian for his step-children and child, 1,125,000 shares owned by two trusts for which Mr. Harte serves as co-trustee with David L. Sinak and in which the trustees have shared voting and dispositive power and to which he disclaims beneficial ownership; 129,501 shares owned by two trusts for the benefit of his child for which Mr. Harte serves as trustee; 450 shares owned indirectly by Mr. Harte’s wife; and, 678,258 shares held by Spicewood Family Partners, Ltd., of which Mr. Harte is the sole general partner with exclusive voting and dispositive power over all the partnership’s shares.

(7)	Includes 912,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(8)	Includes 246,825 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(9)	Includes 319,125 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 304 shares held in trust for his children.

(10)	Includes 50,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11)	Includes 2,382 shares held in trusts for his children and 157,880 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12)	Includes 2,589,153 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years, except as noted below.

David L. Copeland	47	Director (Class I)
Dr. Peter T. Flawn	77	Director (Class I)
Larry Franklin	60	Director (Class II); Chairman
William K. Gayden	61	Director (Class II)
Christopher M. Harte	55	Director (Class I)
Houston H. Harte	76	Director (Class III); Vice Chairman
Richard M. Hochhauser	58	Director (Class III); President and Chief Executive Officer
James L. Johnson	75	Director (Class II)
Charles R. Dall’Acqua	48	Senior Vice President – Direct Marketing
Peter E. Gorman	54	Senior Vice President – Shoppers
Jacques D. Kerrest	56	Senior Vice President, Finance and Chief Financial Officer
Gary J. Skidmore	48	Senior Vice President – Direct Marketing
Dean H. Blythe	44	Vice President – Legal and Secretary
William A. Goldberg	45	Vice President – Direct Marketing
Jessica M. Huff	42	Controller and Chief Accounting Officer

Class I directors are to be elected at the Annual Meeting. Messrs. David L. Copeland, Peter T. Flawn and Christopher M. Harte are nominees for re-election as Class I directors. The term of Class II directors expires at the 2004 Annual Meeting of Stockholders, and the term of Class III directors expires at the 2005 Annual Meeting of Stockholders.

David L. Copeland    has served as a director of the Company since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980 and currently serves as its president. He also serves as a director of First Financial Bankshares, Inc.

Dr. Peter T. Flawn    has served as a director of the Company since 1985, and is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors.

Larry Franklin    has served as a director of the Company since 1974. Mr. Franklin was Chief Executive Officer of the Company from 1991 until April 1, 2002. Mr. Franklin also serves as a director of John Wiley & Sons, Inc.

William K. Gayden    has served as a director of the Company since 2001. He is chairman and chief executive officer of Merit Energy Company, a company he formed in 1989. Mr. Gayden also serves as a director of Perot Systems Corporation.

Christopher M. Harte    has served as a director of the Company since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. He also serves as a director of Geokinetics, Inc. and Crown Resources, Inc. Mr. Harte is the nephew of Houston H. Harte.

Houston H. Harte    has served as a director of the Company since 1952 and served as Chairman of the Board of Directors from 1972 until May 1999. Since May 1999, Mr. Harte has served as Vice Chairman of the Board of Directors.

Richard M. Hochhauser    has served as Chief Executive Officer of the Company since April 2002 and as a director since 1996. Prior to April 2002, Mr. Hochhauser served as Chief Operating Officer from January 1998. He also has served as President of Harte-Hanks Direct Marketing since 1987 and has held numerous other positions since joining the Company in 1975. Mr. Hochhauser serves as a director of Modem Media, Inc.

James L. Johnson, a director of the Company since 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of CellStar Corporation, Mutual of New York and MONY Group

Charles R. Dall’Acqua    has served as Senior Vice President – Direct Marketing of the Company since 2000, and prior to that time was Vice President – Direct Marketing.

Peter E. Gorman    has served as Senior Vice President – Shoppers of the Company since 1996.

Jacques D. Kerrest    has served as Senior Vice President, Finance and Chief Financial Officer of the Company since 1997.

Gary J. Skidmore    has served as Senior Vice President – Direct Marketing of the Company since 2000, and prior to that time was Vice President – Direct Marketing.

Dean H. Blythe    has served as Vice President, Legal and Secretary of the Company since November 2001. Prior to this time, Mr. Blythe was Managing Director of TDF Ventures LLC, an investment and transaction advisory firm he founded in 2000. During 2000 he was also Senior Vice President – Corporate Development of Concero, Inc., an information technology consulting firm, and from 1994 to 2000 he was Senior Vice President – Corporate Development, Secretary & General Counsel of Hearst-Argyle Television, Inc., an owner and operator of television stations.

Willam A. Goldberg    has served as Vice President – Direct Marketing of the Company since 2001, and has been with the Company since 1978. Mr. Goldberg has headed the sales organization of the Company’s direct marketing division since January 1, 2002. Prior to this time, he headed the Company’s sales organization focused on the financial industry, and has served in a number of sales and management roles with the Company.

Jessica M. Huff    has served as Controller and Chief Accounting Officer of the Company since 1996.

In connection with Mr. Blythe joining the Company in November 2001, the Company loaned Mr. Blythe $150,000 to facilitate his relocation. Mr. Blythe repaid $125,000 of this amount in April 2002, with the remaining amount due to be repaid in December 2003.

Meeting Attendance and Committees of the Board

The Board of Directors held five meetings during 2002. Each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established the Audit Committee and the Compensation Committee. The functions of these committees and their current members are described below.

Audit Committee.    The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman), David L. Copeland, William K. Gayden and James L. Johnson. The Audit Committee, which met six times during 2002, is responsible for monitoring the Company’s internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors. All members of the Audit Committee satisfy the independence requirements of the New York Stock Exchange; that is, the Board has determined that no member on the Audit Committee has a relationship with the Company that may interfere with the Audit Committee’s independence from the Company and its management.

Compensation Committee.    The Compensation Committee currently consists of James L. Johnson (Chairman), Dr. Peter T. Flawn and William K. Gayden, all of whom are Non-Employee Directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and outside directors in accordance with Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee,

which met five times during 2002, recommends salary amounts for the Company’s chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than 10% of the Common Stock of the Company to file with the Securities and Exchange Commission (the “SEC”) reports of security ownership and reports on subsequent changes in its ownership of the Company’s securities. Reporting persons are required to furnish the Company with copies of all Section 16(a) forms filed with the SEC.

In 2002, Harte-Hanks had one untimely filing of a report required under Section 16(a) of the Exchange Act. Mr. Charles Dall’Acqua, Harte-Hanks’ Senior Vice President – Direct Marketing, acquired shares through the exercise of options in February 2002. The report on Form 4 required under Section 16(a) of the Exchange Act was due on March 10, 2002 and was filed on March 22, 2002.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of the Company’s other most highly compensated executive officers (based on total annual salary and bonus for 2002).

Name and Principal Position	Year	Annual Salary	Annual Bonus(1)	Options Granted	All Other Compensation(2)
Larry Franklin Chairman	2002 2001 2000	$674,918 803,688 835,000	$58,825 22,963 561,120	— 150,000 75,000	$18,300 19,800 19,800

Richard M. Hochhauser President and Chief Executive Officer	2002 2001 2000	$582,500 577,500 550,000	$78,000 16,500 369,600	325,000 150,000 112,000	$8,000 6,800 6,800

Jacques D. Kerrest Senior Vice President, Finance and Chief Financial Officer	2002 2001 2000	$335,083 332,250 327,000	$33,638 7,590 163,173	130,000 45,000 37,500	$8,000 6,800 6,800

Peter E. Gorman Senior Vice President; President, Harte-Hanks Shoppers	2002 2001 2000	$326,200 323,400 320,000	$191,520 160,440 182,400	105,000 45,000 30,000	$8,000 6,800 6,800

Charles R. Dall’Acqua Senior Vice President— Direct Marketing	2002 2001 2000	$310,667 308,000 300,000	$4,800 1,000 147,600	115,000 75,000 —	$8,000 6,800 6,800

Gary J. Skidmore Senior Vice President— Direct Marketing	2002 2001 2000	$310,667 308,000 272,917	$4,800 — 181,050	115,000 — 97,500	$8,000 6,800 6,800

(1)	Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Larry Franklin has elected to defer $593,993, $724,498 and $416,436 of the total compensation payable to him in 2002, 2001 and 2000, respectively, in accordance with the Company’s deferred compensation plan.

(2)	Consisted of matching contributions made by the Company on behalf of the respective individual under the Company’s 401(k) plan and $10,300 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

Option Grants During 2002

The following table sets forth certain information concerning options to purchase shares of the Common Stock granted in 2002 to the individuals named in the Summary Compensation Table.

	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in 2002		Exercise or Base Price	Market Price at Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
Name							63%(1)	159%(1)
Larry Franklin	—	0.0%		$—	$—	N/A	$—	$—
Richard M. Hochhauser	225,000 100,000	10.9 4.9	% %	18.22 19.85	18.22 19.85	January 2012 September 2012	2,578,154 1,248,356	6,533,547 3,163,579
Jacques D. Kerrest	90,000 40,000	4.4 1.9	% %	18.22 19.85	18.22 19.85	January 2012 September 2012	1,031,261 499,342	2,613,419 1,265,432
Peter E. Gorman	75,000 30,000	3.6 1.5	% %	18.22 19.85	18.22 19.85	January 2012 September 2012	859,385 374,507	2,177,849 949,074
Charles R. Dall’Acqua	75,000 40,000	3.6 1.9	% %	18.22 19.85	18.22 19.85	January 2012 September 2012	859,385 499,342	2,177,849 1,265,432
Gary J. Skidmore	75,000 40,000	3.6 1.9	% %	18.22 19.85	18.22 19.85	January 2012 September 2012	859,385 499,342	2,177,849 1,265,432

(1)	Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at date of grant.
(2)	Options become exercisable in installments over five years and expire on the tenth anniversary of the date of grant.

Aggregated Option Exercises in 2002 and Year-End Option Values

The following table sets forth certain information concerning option exercises during 2002 and unexercised options held at December 31, 2002 by the individuals named in the Summary Compensation Table.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry Franklin	607,500	$11,011,051	777,750	294,750	$8,918,513	$1,486,295
Richard M. Hochhauser	103,500	1,829,530	910,125	640,375	11,443,237	1,678,786
Jacques D. Kerrest	—	—	266,625	256,375	2,260,648	778,974
Charles R. Dall’Acqua	193,500	2,612,205	19,500	248,500	81,315	622,320
Gary J. Skidmore	45,895	579,420	148,880	246,775	1,223,875	511,721
Peter E. Gorman	205,950	3,913,610	211,200	201,600	2,091,921	552,922

(1)	The value is the amount by which the market value of the underlying stock at December 31, 2002 ($18.67) exceeds the aggregate exercise prices of the options.

Equity Compensation Plan Information

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans approved by the Company’s stockholders. The Company did not have any equity compensation plans that were not approved by the Company’s stockholders in 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	9,018,752(1)	$12.92	5,641,184(2)
Equity Compensation Plans not approved by stockholders	N/A	N/A	N/A

(1)	Options to be issued under the 1991 Stock Option Plan.

(2)	Includes 278,362, 3,212,655 and 2,150,167 shares available under the Director Stock Plan, the 1994 Employee Stock Purchase Plan and the 1991 Stock Option Plan, respectively.

Pension Plans

The Company sponsors a defined benefit pension plan qualified under Section 401 of the Code (the “Defined Benefit Plan”). Also, the Company has established an unfunded, non-qualified pension restoration plan, which became effective on January 1, 1994 and was amended and restated on January 1, 2000 (the “Restoration Plan”). The Defined Benefit Plan was frozen as of December 31, 1998, and no further benefits will accrue under that plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable to participants in excess of amounts permitted under the Code will be paid under the Restoration Plan.

The annual pension benefit under the Restoration Plan and the Defined Benefit Plan, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years). Participation in the Restoration Plan is limited to those employees of Harte-Hanks who are designated by the Board of Directors as eligible. All benefits payable under the Restoration Plan are to be paid from the general assets of the Company, but the Company is not required to set aside any funds to discharge its obligations under the Restoration Plan.

The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company’s defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

	Years of Credited Service
Highest 5 Year Average Remuneration	15	20	25	30	35
$150,000	$34,090	$45,453	$56,817	$68,180	$79,543
250,000	57,588	76,784	95,980	115,176	134,372
350,000	82,338	109,784	137,230	164,676	192,122
450,000	107,088	142,784	178,480	214,176	249,872
550,000	131,838	175,784	219,730	263,676	307,622
650,000	156,588	208,784	260,980	313,176	365,372
750,000	181,338	241,784	302,230	362,676	423,122
850,000	206,088	274,784	343,480	412,176	480,872
950,000	230,838	307,784	384,730	461,676	538,622

The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company’s defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service:

•	Mr. Franklin: 31 years;
•	Mr. Hochhauser: 27 years;
•	Mr. Gorman: 22 years
•	Mr. Kerrest: 6 years;
•	Mr. Dall’Acqua: 21 years; and,
•	Mr. Skidmore: 8 years.

Compensation of Directors

In 2002, directors who are not employees or otherwise affiliates of the Company received annual director’s fees of $47,000 and were reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director’s fees. Under the Harte-Hanks, Inc. 1998 Director Stock Plan non-employee directors may elect to receive all or a portion of the cash compensation otherwise payable for such director’s services in Common Stock based upon fair market value. During 2002, David L. Copeland, Dr. Peter T. Flawn, William K. Gayden, Christopher M. Harte and James L. Johnson each received director’s fees in cash or in stock of $47,000.

Effective January 1, 2003, annual director’s fees have been set at $50,000, and directors will also receive $2,000 for each Board meeting attended. The chairs of the Audit Committee and the Compensation Committee also will receive annual fees of $5,000 and $3,000, respectively.

Severance Agreements

The Company has entered into a severance agreement with Richard Hochhauser. If (i) Mr. Hochhauser is terminated from his position as Chief Executive Officer of the Company other than for “cause” (ii) Mr. Hochhauser terminates his employment after specified adverse actions are taken by the Company, or (iii) there is a “change in control” of the Company, then in any of such events Mr. Hochhauser will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to such event, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding such event. In addition to the cash compensation, the Company will continue to provide certain benefits for a two-year period and all options previously granted to Mr. Hochhauser will immediately vest and become fully exercisable. As used in the severance agreement, “cause” means that the executive committed an intentional act of fraud, material damage to Harte-Hanks’ property or wrongful disclosure of Harte-Hanks’ secret processes. “Change in control” means: (1) the Company is merged, reorganized or sells substantially all of its assets and after such transaction less than 60% of the combined voting power of the surviving corporation is received in exchange for securities of Harte-Hanks, or (2) any person has become a beneficial owner of securities of Harte-Hanks, which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Harte-Hanks.

The Company has also entered into severance agreements with each of its other executive officers. If after a “change in control” of the Company, any of such executives is terminated other than for “cause,” or elects to terminate his employment under specified circumstances, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% (except for Messrs. Blythe and Goldberg and Ms. Huff who are entitled to severance compensation equal to 100%) of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options (50% of such options for Messrs. Blythe and Goldberg and Ms. Huff) previously granted to the executive will immediately vest and become fully exercisable. Under limited circumstances certain of such executives may be entitled to the foregoing benefits upon termination of employment before a “change in control” occurs. As used in these severance agreements, the terms “cause” and “change in control” have the same meanings as used in Mr. Hochhauser’s severance agreement.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for recommending to the full Board of Directors salary amounts for the Company’s Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company’s strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 2002, executive compensation comprised the following elements:

Base Salary.    The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company’s core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index Graph contained in the Company’s Proxy Statement) and the responsibilities of each executive officer.

Annual Incentive Compensation.    Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Compensation Committee’s review of the strategic and operating plans of the Company and each core business at the beginning of 2002, the Compensation Committee established incremental target performance levels for each executive officer based on the revenue, operating profit and earnings per share growth goals of the Company and the related financial goals of the core businesses. Bonus amounts were paid to the executive based on the target performance level reached.

Stock Option Plan.    The Harte Hanks, Inc. Amended and Restated 1991 Stock Option (the “1991 Plan”) forms the basis of the Company’s long-term incentive plan for executives. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 2002, options were granted at fair market value on the date of grant and become exercisable in installments over five years from such date if the option holder is still employed. In selecting recipients for option grants and in determining the size of such grants, the Compensation Committee considered various factors including the overall performance of the Company and the recipient.

Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company’s core businesses and various benefits generally available to employees of the Company (such as health insurance).

It is the Company’s policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Code, including Section 162(m). The Company, however, may determine from time to time to pay compensation to its executive officers that may not be deductible.

In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company’s core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company’s core businesses, the executive officer’s level of responsibility and the contributions the Company expects the executive to make in support of the Company’s strategies.

2002 Compensation of Chief Executive Officer.    Mr. Hochhauser became the Chief Executive Officer on April 1, 2002. The base salary of Mr. Hochhauser for 2002 was the same as his base salary in 2001. Effective April 1, 2001, in response to actual and expected revenue shortfalls, the salaries for Mr. Hochhauser and all other executive officers were reduced by 5% for the remainder of 2001, which reduction remained in effect until September 1, 2002. Mr. Hochhauser’s bonus potential was targeted at 50% of base salary, with a potential range of 0%-100% of base salary.

Mr. Hochhauser’s 2002 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 2002. In 2002, Mr. Hochhauser received option grants for 325,000 shares of Common Stock under the Company’s 1991 Plan, and in making those grants the Committee took into consideration Mr. Hochhauser’s promotion to Chief Executive Officer in April 2002, as well as the factors described above under the caption “Stock Option Plan.”

Compensation Committee

James L. Johnson, Chairman	Dr. Peter T. Flawn	William K. Gayden

Compensation Committee Interlocks and Insider Participation

During the fiscal year ending December 31, 2002, none of the Company’s executive officers served on the board of any entities whose directors or officers serve on the Company’s Compensation Committee. No current or past executive officers of the Company serve on the Compensation Committee.

COMPARISON OF STOCKHOLDER RETURNS

The following graph compares the cumulative total return of the Common Stock during the period December 31, 1997 to December 31, 2002 with the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and with a peer group including Axciom Corporation, Catalina Marketing Corporation, Choicepoint, Inc., Convergys Corporation, Equifax, Inc., Fair Isaac and Company, Incorporated, infoUSA, Inc., Sykes Enterprises, Incorporated, and Teletech Holdings, Inc.

The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group is also weighted by market capitalization.

The graph depicts the results of investing $100 in the Common Stock, the S&P 500 Index and the peer group at closing prices on December 31, 1997. It assumes that all dividends were reinvested.

INDEXED RETURNS

	Base Period Dec 97	Years Ending
Company Name/Index		Dec 98	Dec 99	Dec 00	Dec 01	Dec 02
HARTE HANKS INC	100	154.47	118.30	129.38	154.62	154.47
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
PEER GROUP	100	114.39	134.63	148.09	143.84	101.79

REPORT OF AUDIT COMMITTEE

The Company adopted a written Audit Committee Charter, which was filed with the Securities and Exchange Commission (the “SEC”) on the Company’s Proxy Statement on March 23, 2001. The functions of the Audit Committee are focused primarily on three areas:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent auditors perform an independent audit of the Company’s consolidated financial statements, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted auditing standards, and issue a report thereon.

The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee functions are not intended to duplicate or certify the activities of management or the Company’s independent auditors, nor can the Audit Committee certify that the Company’s independent auditors are “independent” under applicable Securities and Exchange Commission and the New York Stock Exchange rules. The Audit Committee meets with management periodically to consider the scope and adequacy of the Company’s internal controls and the objectivity of its financial reporting and discusses these matters with the Company’s independent auditors, the internal auditors and appropriate Company financial personnel. The Audit Committee meets at least semi-annually privately with both the independent auditors and the internal auditors, each of which has unrestricted access to the Audit Committee and can meet with the Audit Committee at any time upon their request. The Audit Committee is responsible for the appointment of the independent auditors and reviews periodically their performance and independence from management.

In addition, the Audit Committee reviews the Company’s financial statements and reports recommendations to the full Board for approval and to authorize action. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Audit Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with generally accepted accounting principles and on the representations of the Company’s independent auditors included in their report on the Company’s financial statements. The Audit Committee’s considerations and discussions with management and the independent auditors, however, do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been performed in accordance with generally accepted auditing standards, or that the Company’s independent auditors are in fact independent.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements for the 2002 fiscal year and met and held discussions with management and KPMG LLP, the Company’s independent auditors, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, which includes among other items, matters related to the conduct of the audit of the Company’s financial statements. The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent auditors their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, as described above, and upon its review of the representations of management, the internal auditors and the report of the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC.

The Audit Committee recommended to the Board that KPMG LLP be employed as the Company’s independent auditors to conduct the annual audit and to report on, as may be required, the consolidated financial statements that may be filed by the Company with the SEC during the ensuing year.

Audit Committee

Dr. Peter T. Flawn, Chairman	David L. Copeland	William K. Gayden	James L. Johnson

INDEPENDENT AUDITORS

KPMG LLP, independent certified public accountants, has been selected by the Board, following the recommendation of the Audit Committee, as the Company’s independent auditor for the year 2003. Representatives of KPMG LLP, who were also the Company’s independent auditors for the year 2002, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed by KPMG LLP for professional services in or related to 2002.

Audit Fees (1)	$239,500
Benefit Plan Audits	$26,000
Other (2)	$37,222

Total	$302,722

(1)	Of this amount, $190,000 was for services rendered in connection with the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s 10-Q’s for the 2002 fiscal year, $6,500 was for services rendered in connection with the filing of a Form S-8 for the Company’s Employee Stock Purchase Plan and $43,000 was for statutory audits of certain of the Company’s foreign subsidiaries required by the countries in which they are domiciled.

(2)	Fees for tax services and matters principally relating to the Company’s foreign operations, including foreign transfer pricing and international taxes.

Financial Information Systems Design and Implementation Fees

No fees were billed by KPMG LLP to the Company during the 2002 fiscal year in connection with the Company’s financial information systems.

All Other Fees

Except for the fees described in the table above, no other fees were billed by KPMG LLP to the Company for any other services during fiscal year 2002.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies’ discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in the Company’s proxy statement and form of proxy for the next annual meeting must be received by the Company at its principal executive offices on or before November 28, 2003. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Under the Company’s bylaws, stockholder proposals that are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting must be received by the Company at its principal executive offices no earlier than February 6, 2004 and no later than March 8, 2004. Such proposals when submitted must be in full compliance with applicable law and the Company’s bylaws. If the Company is not notified of a stockholder proposal by February 11, 2004 then the management proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

VOTING VIA THE INTERNET OR BY TELEPHONE

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Shares Registered Directly in the Name of the Stockholder

Stockholders with shares registered directly with EquiServe LP, the Company’s transfer agent, may vote telephonically by calling (877) 779-8683 or you may vote via the Internet at the following address on the World Wide Web:

www. eproxyvote.com/hhs and follow the instructions on your screen.

Shares Registered in the Name of a Brokerage Firm or Bank

A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe LP for shares registered in the name of the stockholder. If you shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the World Wide Web:

www.proxyvote.com and follow the instructions on your screen.

FINANCIAL STATEMENTS

A copy of the Company’s 2002 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

By Order of the Board of Directors

DEAN H. BLYTHE

Vice President, Legal and Secretary

March 28, 2003

HARTE-HANKS, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

VOTER CONTROL NUMBER

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

1. Log on to the Internet and go to http://www.eproxyvote.com/hhs.		1. Call toll-free 1-877-PRX-VOTE (1-877-799-8683)

2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone,

please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒

Please mark votes

as in this example.

1. Election of Directors.

Nominees:	(01) David G. Copeland, (02) Peter T. Flawn and (03) Christopher M. Harte	2. On any other business that may properly come before the meeting, hereby revoking any proxy or proxies heretofore given by the undersigned.
FOR WITHHELD
☐ ☐

☐ For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

PLEASE SIGN, DATE AND MAIL TODAY.

(Joint owners must EACH sign. Please sign EXACTLY as your name appears on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

Signature: Date:	Signature: Date:

DETACH HERE	ZHHI22

PROXY

HARTE-HANKS, INC.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

AT 10:00 a.m., TUESDAY, MAY 6, 2003

200 CONCORD PLAZA DRIVE, FIRST FLOOR

SAN ANTONIO, TEXAS 78216

The undersigned stockholder of Harte-Hanks, Inc. (the “Company”) hereby revokes any proxy or proxies previously granted and appoints Larry Franklin and Houston H. Harte or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED “FOR” SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE